Exhibit 5(a)


                         Milbank, Tweed, Hadley & McCloy
                             1 Chase Manhattan Plaza
                            New York, New York 10005


                                                              February 5, 1997


Central Power and Light Company
c/o Central and South West Corporation
1616 Woodall Rodgers Freeway
Dallas, Texas  75202

CPL Capital I
c/o Central and South West Corporation
1616 Woodall Rodgers Freeway
Dallas, Texas  75202

CPL Capital II
c/o Central and South West Corporation
1616 Woodall Rodgers Freeway
Dallas, Texas  75202

                  Re: Registration Statement on Form S-3 of Central Power and Light Company

Ladies and Gentlemen:

                  We are acting as special counsel to Central Power and Light Company, a Texas corporation (the "Company"), in connection with the proposed issuance and sale by the Company from time to time of up to $150 million aggregate principal amount of the Company's
Junior Subordinated Debentures (the "Debentures"), to be issued in one or more series pursuant to an indenture between the Company and The Bank of New York, as Trustee (the "Indenture"), and the proposed public offering by CPL Capital I and CPL Capital II, each a business trust created under the laws of the State of Delaware (collectively, the "Issuer Trusts"), from time to time in one or more series, of an amount not to exceed $150 million of preferred securities, representing preferred undivided beneficial interests in the assets of such Issuer Trusts (the "Preferred
Securities"), all as contemplated by the Registration Statement on Form S-3 (the "Registration Statement") to be filed by the Company and the Issuer Trusts with the Securities and Exchange
Commission (the "Commission") for the registration of the Debentures and Preferred Securities under the Securities Act of
1933, as amended (the "Act") and their sale pursuant to one or



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more  underwriting  agreements  filed  as an  exhibit  to the  Registration
Statement (each, an "Underwriting Agreement"). Capitalized terms used herein and not otherwise defined have the meanings ascribed to them in the Registration Statement.
          As described in the Registration Statement, the Company may issue the Debentures to (a) the public or institutional investors or (b) the Issuer Trusts in connection with the issuance of Preferred Securities. If Preferred Securities are issued by the Issuer Trusts, the proceeds therefrom, together with the capital contribution of the Company, as owner of the common securities of each Issuer Trust, will be used to purchase Debentures. The Company will guarantee pursuant to a Guarantee Agreement between the Company and the Bank of New York as trustee, the payment by each Issuer Trust of distributions that are required to be made from time to time with respect to the Preferred Securities and of amounts due upon liquidation of each Issuer Trust or the redemption of the Preferred Securities (the "Guarantee," or when referred to collectively, the "Guarantees"), all to the extent such Issuer Trust has funds available therefor as set forth in the Guarantees. The Preferred Securities are to be issued by each Issuer Trust pursuant to a Trust Agreement, each as amended and restated.

                  We have examined originals, or copies certified to our satisfaction, of such corporate records of the Company and the Issuer Trusts, certificates of public officials, certificates of officers and representatives of the Company and the Issuer Trusts and other documents, as we have deemed it necessary to require as a basis for the opinions hereinafter expressed. In our examination we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. As to various questions of fact material to such opinions we have, when relevant facts were not independently established, relied upon certifications by officers of the Company and other appropriate persons and statements contained in the Registration Statement.

                  Based on the foregoing, and having regard to legal considerations we deem relevant, we are of the opinion that when the Indenture has been duly authorized, executed and delivered by the Company and duly executed and delivered by The Bank of New
York, as Trustee, when the supplemental indenture with respect to a series of Debentures has been duly authorized, executed and delivered, when the Guarantee Agreement relating to the Guarantee with respect to a series of Preferred Securities has been duly authorized, executed and delivered, when the Amended and Restated Trust Agreement of the Issuer Trust issuing the Preferred
Securities has been duly authorized, executed and delivered, and when the Debentures and Preferred Securities of such series have been duly authorized, executed, and, in the case of the Debentures, authenticated, and issued in accordance with the terms of the Indenture and the applicable supplemental indenture



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and delivered against payment therefor in accordance with the terms of the applicable Underwriting Agreement, the Debentures of such series and the Guarantee relating to such series of Preferred Securities of such Issuer Trust, will constitute legal, valid and binding obligations of the Company, entitled to the benefits of, and subject to the provisions of, the Indenture and the applicable supplemental indenture, and the Guarantee Agreement, except (i) as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws of general applicability affecting the enforcement of creditors' rights and
(ii) that such enforceability may be limited by the application of general principals of equity (regardless of whether considered in a proceeding in equity or at law), including without limitation (x) the possible unavailability of specific performance, injunctive relief or any other equitable remedies and (y) concepts of materiality, reasonableness, good faith and fair dealing.

                  We do not express any opinion as to matters governed by any laws other than the Federal laws of the United States and the laws of the State of New York, and we are expressing no opinion as to the effects of the laws of any other jurisdiction.

                  We hereby consent to the use of this opinion as
Exhibit 5(a) to the Registration Statement and further consent to the use of our name in the Registration Statement, and any amendment thereto, and in the preliminary Prospectus and the preliminary Prospectus Supplement constituting a part thereof.

                                Very truly yours,

                                /s/ MILBANK, TWEED, HADLEY & McCLOY





RBW/DBB/JMH